As filed with the Securities and Exchange Commission on May 31, 2013.
 Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

NORTHERN OIL AND GAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	95-3848122 (I.R.S. Employer Identification No.)
315 Manitoba Avenue, Suite 200 Wayzata, Minnesota (Address of Principal Executive Offices)	55391 (Zip Code)

Northern Oil and Gas, Inc. 2013 Incentive Plan

(Full Title of the Plan)

Michael L. Reger Chairman and Chief Executive Officer Northern Oil and Gas, Inc. 315 Manitoba Avenue, Suite 200 Wayzata, Minnesota 55391 (Name and Address of Agent for Service)
Telephone number, including area code, of agent for service:  (952) 476-9800
______________________
Copies to:

John Haveman
Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota  55402-3901
(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer ☑   Accelerated Filer ⁬   Non-accelerated Filer ⁬   Smaller Reporting Company ⁬

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	2,123,547	$13.47	$20,205,000	$2,756

(1)
As described in the Explanatory Note in this registration statement, the number of shares of common stock, par value $0.001 per share (the “Common Stock”) registered hereby consists of (a) 1,500,000 shares being registered for the first time pursuant to the Northern Oil and Gas, Inc. 2013 Incentive Plan (the “2013 Plan”), plus (b) 623,547 shares (the “Carryover Shares”) that were previously available for future awards under the Northern Oil and Gas, Inc. Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) as of May 23, 2013, the date of shareholder approval of the 2013 Plan, and that now may be issued under the 2013 Plan.  The Carryover Shares were previously registered on Form S-8 filed with the Securities and Exchange Commission on June 23, 2011 (Registration No. 333-175100).  A post-effective amendment to that registration statement on Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

(2)
This registration statement also will cover any additional shares of Common Stock that become issuable under the 2013 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based on the average of the high and low sale prices per share of the Registrant’s Common Stock as quoted on the NYSE MKT on May 23, 2013.  The Registrant is paying registration fees solely with respect to the 1,500,000 shares of Common Stock being newly registered hereby.  The registration fee with respect to the Carryover Shares was paid in connection with the filing of the registration statement on Form S-8 described in footnote 1 above.

NORTHERN OIL AND GAS, INC.

EXPLANATORY NOTE

The shareholders of Northern Oil and Gas, Inc. (the “Company”) approved the Company’s 2013 Incentive Plan (the “2013 Plan”) on May 23, 2013 (the “Approval Date”).  Under the 2013 Plan, the following shares of common stock, no par value (“Common Stock”) are available for issuance thereunder: (a) 1,500,000 shares (the “New Shares”), and (b) 623,547 shares remaining available for future grants under the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) as of the Approval Date (the “Carryover Shares”).  In addition, the number of shares of Common Stock available for issuance under the 2013 Plan will be increased by the number of shares subject to awards (made under the 2013 Plan or that were outstanding under the 2009 Plan on the Approval Date) that expire, are forfeited, or are settled in cash.  The Company’s authority to grant new awards under the 2009 Plan terminated upon shareholder approval of the 2013 Plan on the Approval Date.

The purpose of this registration statement is to register the New Shares and the Carryover Shares. Additional shares of Common Stock registered under the 2009 Plan may become available for future grants under the 2013 Plan if awards made under the 2009 Plan that were outstanding on the Approval Date expire, are forfeited, or are settled in cash.  Such shares may be registered for issuance under the 2013 Plan pursuant to subsequent registration statements.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents previously filed (File No. 001-33999) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:

(a)           The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2012 (which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2013 Annual Meeting of Shareholders);

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c)           The description of the Company’s Common Stock contained in the registration statement on Form SB-2 filed on November 17, 2003 (Registration No. 333-146596), and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                      Description of Securities.

Not Applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                      Indemnification of Directors and Officers.

Under the Minnesota Business Corporation Act (the “MBCA”), a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers and employees against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation.  The Company’s Bylaws provide that the Company shall indemnify its officers and directors to the extent required or permitted by the MBCA or other applicable law.

The Company’s Articles of Incorporation provide that directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

The MBCA and the Company’s Bylaws also provide that the Company may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the Company would have been required to indemnify the person against liability under the provisions of Minnesota corporate law.

Item 7.                      Exemption from Registration Claimed.

Not Applicable.

Item 8.                      Exhibits.

4.1
Articles of Incorporation of Northern Oil and Gas, Inc. dated June 28, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2010)

4.2	By-Laws of Northern Oil and Gas, Inc. (incorporated by reference to Exhibit 3. to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2010)
5.1	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant
23.1	Consent of Faegre Baker Daniels LLP (contained in Exhibit 5.1 to this Registration Statement)
23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)
23.3	Consent of Independent Registered Public Accounting Firm (Mantyla McReynolds LLC)
23.4	Consent of Ryder Scott Company, LP
24.1	Powers of Attorney
99.1
Northern Oil and Gas, Inc. 2013 Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 19, 2013)

Item 9.                      Undertakings.

A.           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, State of Minnesota on May 31, 2013.

NORTHERN OIL AND GAS, INC.

By /s/ Michael L. Reger
Michael L. Reger
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 31, 2013 by the following persons in the capacities indicated:

Name	Title
/s/ Michael L. Reger Michael L. Reger Principal Executive Officer	Chairman and Chief Executive Officer
/s/ Thomas W. Stoelk Thomas W. Stoelk Principal Financial and Accounting Officer	Chief Financial Officer
/s/ Loren J. O’Toole* Loren J. O’Toole	Director
/s/ Richard Weber* Richard Weber	Director
/s/ Jack King* Jack King	Director
/s/ Robert Grabb* Robert Grabb	Director
/s/ Lisa Bromiley* Lisa Bromiley	Director
/s/ Delos Cy Jamison* Delos Cy Jamison	Director

* By: /s/ Michael L. Reger
Michael L. Reger
Attorney-in-fact

INDEX TO EXHIBITS

No.	Description	Manner of Filing
4.1	Articles of Incorporation of Northern Oil and Gas, Inc.	Incorporated by Reference
4.2	By-Laws of Northern Oil and Gas, Inc.	Incorporated by Reference
5.1	Opinion of Faegre Baker Daniels LLP, counsel for the Registrant	Filed Electronically
23.1	Consent of Faegre Baker Daniels LLP	Contained in Exhibit 5.1 to this Registration Statement
23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)	Filed Electronically
23.3	Consent of Independent Registered Public Accounting Firm (Mantyla McReynolds LLC)	Filed Electronically
23.4	Consent of Ryder Scott Company, LP	Filed Electronically
24.1	Powers of Attorney	Filed Electronically
99.1	Northern Oil and Gas, Inc. 2013 Incentive Plan	Incorporated by Reference